UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Graham, Donald E.
   The Washington Post Company
   1150 15th Street, N.W.
   Washington, DC  20071
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Washington Post Company
   WPO
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   August 1, 2002
5. If Amendment, Date of Original (Month/Year)
   August 1, 2002
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   COB and CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class B Common Stock       |8/20/0|J*  | |24,614            |D  |N/A        |144,923            |I     |Revocable Trust            |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |58,860*****        |I     |Trusts**                   |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |5,000              |I     |Trust for Third Party**    |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |600                |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |35,000             |I     |Spouse**                   |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |8/20/0|J***| |7,100             |A  |N/A        |7,100              |I     |Trust for Sibling**        |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |8/22/0|S   | |1,300             |D  |$671.0462  |5,800              |I     |Trust for Sibling**        |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |8/23/0|S   | |200               |D  |$670.50    |5,600              |I     |Trust for Sibling**        |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |8/26/0|S   | |1,900             |D  |$664.573   |3,700              |I     |Trust for Sibling**        |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |8/27/0|S   | |3,700             |D  |$662.1189  |0                  |I     |Trust for Sibling**        |
                           |2     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class B Common Stock       |6/24/0|J***| |2,600             |D  |N/A        |0                  |I     |Trust**                    |
                           |2     |*   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
* Exchanged for equivalent number of Class A shares held by (i) 1971 trust f/b/o William W. Graham (in which reporting person is a co-trustee and in which he disclaims beneficial ownership) and (ii) William W. Graham directly.
** The reporting person disclaims any beneficial ownership of these shares. In addition to the direct and indirect ownership of Class B shares herein, I am one of five trustees of a charitable trust which owns 46,339 Class B shares in which I disclaim any beneficial ownership.
*** Exchange of Class A shares held by 1971 trust (fbo Wiiliam W. Graham in which reporting person is a co-trustee) for the equivalent number of B shares held by reporting person.
**** Distribution of Katharine Graham Unitrust (after her death).
*****Trusts for children and children of siblings.
SIGNATURE OF REPORTING PERSON
Donald E. Graham by Diana M. Daniels
DATE
March 4, 2003